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                                                                    EXHIBIT 10.5

                                                                 October 3, 2003

Mr. Peter Astrauskas
3034 E. Nance Street
Mesa, AZ 85213-1644

         Re: Amendment to Employment Agreement

Dear Peter,

This letter will serve as an amendment to the Employment Agreement between Dayton Superior Corporation and you dated August 13, 2003. The Employment Agreement is hereby amended as follows:

     1. Dayton Superior will pay up to $1,000 per month towards your living expenses in Dayton, Ohio. The rental for an apartment will be paid directly by Dayton Superior, and all utilities associated with the apartment shall be paid by you, then reimbursed by Dayton Superior.

     2. Dayton Superior will make a one-time payment to you of $4,000 to cover the cost of furniture, appliances, and other furnishings for the apartment in Dayton, Ohio.

     3. Dayton Superior will pay up to $2,500 in moving expenses to move furniture and other personal items from your home in Mesa, Arizona to Dayton, Ohio.

     4. Regarding your business travel on behalf of Dayton Superior, it shall be acceptable for you to travel to and from Phoenix, AZ, or to layover in Phoenix, AZ for a period of time, if the airfare is not significantly higher (i.e. less than 10%) than the comparable airfare to and from Dayton, Ohio.

All other terms and conditions of the Employment Agreement shall remain in full force and effect. Please indicate your acceptance of these revised terms by signing below.

                                        DAYTON SUPERIOR CORPORATION

                                        Stephen R. Morrey
                                        President and Chief Executive Officer

Agreed:

__________________________
Peter Astrauskas